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                                    EXHIBIT 6

                             DISTRIBUTION AGREEMENT

         THIS AGREEMENT dated as of the 19th day of February, 1998 by and between MAXUS LAUREATE FUND (the "Trust"), a business trust established and existing under the laws of the State of Ohio, and MAXUS SECURITIES CORP (the "Distributor"), a corporation organized and existing under the laws of the State of Ohio.

                              W I T N E S S E T H:

         WHEREAS, the Distributor is currently acting as the Distributor for the Trust pursuant to a Distribution Agreement between the parties;

         WHEREAS, the parties desire to enter into this Agreement which will supersede the existing Distribution Agreement;

         WHEREAS, this Agreement shall become effective upon the effectiveness of the Trust's Distribution and Shareholder Servicing Plan (Investor Shares
Only) after approval thereof by the shareholders of the Trust.

         NOW, THEREFORE, in consideration of the mutual covenants hereinafter contained, the parties hereto agree as follows:

         Section 1. Appointment of the Distributor. The Trust hereby appoints the Distributor as its agent to arrange for the sale of shares of the Trust on the terms and for the period set forth in this Agreement, and the Distributor hereby accepts such appointment and agrees to act hereunder. It is acknowledged that the Trust is authorized to issue shares in one or more series, with each series representing shares of a separate investment portfolio of the Trust (a "Fund"), and with the shares of each Fund being divided into Investor Shares and Institutional Shares. The term "Shares" as used herein shall refer to shares of each class of each Fund of the Trust.

         Section 2. Services and Duties of the Distributor.

                  (a) The Distributor agrees to arrange to sell, as agent for the Trust, from time to time during the term of this Agreement, Shares upon the terms described in the Prospectus. As used in this Agreement, the term "Prospectus" shall mean the prospectus included in the Trust's Registration Statement most recently filed by the Trust with the Securities and Exchange Commission and effective under the Securities Act of 1933, as amended (the "1933 Act"), and the Investment Company Act of 1940, as amended (the "1940 Act"), as such Registration Statement is amended by any amendments thereto at the time in effect.


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                  (b) Upon commencement of the continuous public offering of the
         Shares of the Trust, the Distributor will hold itself available to receive orders, satisfactory to the Distributor, for the purchase of Shares and will accept such orders on behalf of the Trust as of the time of receipt of such orders and will transmit such orders as are so accepted to the Trust's Dividend and Transfer Agent as promptly as practicable. Purchase orders shall be deemed effective at the time and in the manner set forth in the Prospectus.

                  (c) The Distributor, as agent for the Trust and in its discretion, may enter into agreements with such registered and qualified retail broker-dealers as it may select pursuant to which such broker-dealers may also arrange for the sale of Shares.

                  (d) The offering price of the Shares of each class of each Fund shall be the net asset value (as described in the Prospectus, as amended from time to time and determined as set forth in the Prospectus) per Share of such class of such Fund next determined following receipt of an order. The Trust shall furnish the Distributor with all possible promptness advice of each computation of net asset value.

                  (e) The Distributor shall not be obligated to sell any certain number of Shares, and nothing herein contained shall prevent the Distributor from entering into like distribution agreements with other investment companies so long as the performance of its obligations hereunder is not impaired thereby.

         Section 3. Duties of the Trust.

                  (a) The Trust agrees to sell its Shares so long as it has Shares available for sale and to cause its Dividend and Transfer Agent to issue, if requested by the purchaser, certificates for Shares, registered in such names and amounts as the Distributor has requested in writing, as promptly as practicable after receipt by the Trust of the purchase price therefor and thereof and written request of the Distributor therefor.

                  (b) The Trust shall keep the Distributor fully informed with regard to its affairs and shall furnish to the Distributor copies of all information, financial statements and other papers which the Distributor may reasonably request for use in connection with the distribution of Shares of the Trust. This shall include, without limitation, one certified copy of all financial statements of the Trust prepared by independent accountants and such reasonable number of copies of its most current Prospectus and annual and interim reports as the Distributor may request. The Trust shall cooperate fully in the efforts of the Distributor to arrange for the sale of the Shares and in the performance of the Distributor under this Agreement.

                  (c) The Trust agrees to file from time to time such amendments, reports and other documents as may be necessary in order that there may be no untrue statement of a material fact in a Registration Statement or Prospectus, or necessary in order that there may be no


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         omission to state a material fact in the Registration Statement or
         Prospectus which omission would make the statements therein, in light of the circumstances under which they were made, misleading.

                  (d) The Trust shall use its best efforts to qualify and maintain the qualification of an appropriate number of its Shares for sale under the securities laws of such states as the Distributor and the Trust may approve, and, if necessary or appropriate in connection therewith, to qualify and maintain the qualification of the Trust as a broker or dealer in such states; provided that the Trust shall not be required to amend the Declaration of Trust or its By-Laws to comply with the laws of any state, to maintain an office in any state, to change the terms of the offering of its Shares in any state from the terms set forth in its Registration Statement and Prospectus, to qualify as a foreign corporation, business trust or similar entity in any state or to consent to service of process in any state other than with respect to claims arising out of the offering of its Shares. The Distributor shall furnish such information and other material relating to its affairs and activities as may be required by the Trust in connection with such qualifications.

         Section 4. Compensation and Expenses.

                  (a) Except as set forth in this Section, (i) the Distributor shall not receive any compensation for its services under this Agreement and (ii) the Distributor shall not be required to bear any costs in connection with the offering of Shares for sale to the public.

                  (b) The Trust shall bear all costs and expenses of the continuous offering of its Shares, including: (i) fees and disbursements of its counsel and auditors, (ii) the preparation, filing and printing of any registration statements and/or prospectuses required by and under the federal securities laws, (iii) the preparation and mailing of annual and interim reports and proxy materials to shareholders and (iv) the qualification of the Shares for sale and of the Trust as a broker or dealer under the securities laws of such states or other jurisdictions as shall be selected by the Trust and by the Distributor pursuant to Section 3(d) hereof and the cost and expenses payable to each such state for continuing qualification therein.

                  (c) The Distributor agrees to provide the services described in the Trust's Distribution and Shareholder Servicing Plan (Investor Shares Only). In consideration for such services, the Trust shall pay to the Distributor a fee at the annual rate of .50% of the average daily net assets of the Investor Shares of each Fund.

         Section 5. Indemnification. The Trust agrees to indemnify, defend and hold the Distributor, its officers and directors and any person who controls the Distributor within the meaning of Section 15 of the 1933 Act or Section 20 of the Securities Exchange Act of 1934, as amended (the "1934 Act"), free and harmless from and against any and all claims, demands, liabilities and expenses (including the cost of investigating or defending such claims, demands or liabilities and any counsel fees and expenses incurred in connection therewith) which the Distributor, its officers,


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directors or any such controlling persons may incur under the 1933 Act, the 1934
Act, or under common law or otherwise, arising out of or based upon any untrue statement of a material fact contained in the Registration Statement or Prospectus or arising out of or based upon any alleged omission to state a material fact required to be stated in either thereof or necessary to make the statements in either thereof not misleading, except insofar as such claims, demands, liabilities or expenses arise out of or are based upon any such untrue statement or omission or alleged untrue statement or omission made in reliance upon and in conformity with information furnished in writing by the Distributor to the Trust for use in the Registration Statement or Prospectus; provided, however, that this indemnity agreement, to the extent that it might require indemnity of any person who is also an officer or trustee of the Trust or who controls the Trust within the meaning of Section 15 of the 1933 Act or Section
20 of the 1934 Act, shall not inure to the benefit of such officer, trustee or controlling person unless a court of competent jurisdiction shall determine, or it shall have been determined by controlling precedent, that such result would not be against public policy as expressed in the 1933 Act; and further provided, that in no event shall anything contained herein be so construed as to protect the Distributor against any liability to the Trust or to its security holders to which the Distributor would otherwise be subject by reason of willful misfeasance, bad faith, or gross negligence in the performance of its duties, or by reason of its reckless disregard of its obligations under this Agreement. The Trust's agreement to indemnify the Distributor, its officers and directors and any such controlling person as aforesaid is expressly conditioned upon the Trust being promptly notified of any action brought against the Distributor, its officers or directors, or any such controlling person, such notification to be given by letter or telegram addressed to the Trust at its principal business office. The Trust agrees promptly to notify the Distributor of the commencement of any litigation or proceedings against it or any of its officers or directors in connection with the issue and sale of any of its Shares.

         The Distributor agrees to indemnify, defend and hold the Trust, its trustees and officers and any person who controls the Trust, if any, within the meaning of Section 15 of the 1933 Act or Section 20 of the 1934 Act, free and harmless from and against any and all claims, demands, liabilities and expenses (including the cost of investigating or defending such claims, demands or liabilities and any counsel fees incurred in connection therewith) which the Trust, its trustees or officers or any such controlling person may incur under the 1933 Act, the 1934 Act, or under common law or otherwise, but only to the extent that such liability or expense incurred by the Trust, its trustees or officers or such controlling person resulting from such claims or demands shall arise out of or be based upon (i) any alleged untrue statement of a material fact contained in information furnished in writing by the Distributor to the Trust for use in the Registration Statement or Prospectus; (ii) any failure of the Distributor or any investor purchasing Shares of the Trust through the Distributor to timely transmit good payment for the purchase of Trust Shares; or
(iii) any breach of the obligations of the Distributor under Section 6 of this Agreement. The Distributor's agreement to indemnify the Trust, its trustees and officers and any such controlling person as aforesaid, is expressly conditioned upon the Distributor being promptly notified of any event giving rise to rights of indemnification hereunder, including any action brought against the Trust, its trustees or officers or any such controlling person, such notification being given to the Distributor at its principal business office.


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         Section 6. Compliance with Securities Laws. The Trust represents that it is registered as a diversified, open-end management investment company under the 1940 Act, and agrees that it will comply with all of the provisions of the 1940 Act and of the rules and regulations thereunder. The Trust and the Distributor each agree to comply with all of the applicable terms and provisions of the 1940 Act, the 1933 Act and, subject to the provisions of Section 3(d), all applicable state "Blue Sky" laws. The Distributor agrees to comply with all of the applicable terms and provisions of the 1934 Act.

         Section 7. Terms of Agreement; Termination. This Agreement shall commence on the date first set forth above. This Agreement shall continue in effect for a period more than two years from the date hereof only so long as such continuance is specifically approved at least annually in conformity with the requirements of the 1940 Act, including Rule 12b-1 thereunder.

         This Agreement shall terminate automatically in the event of its assignment (as defined by the 1940 Act). In addition, this Agreement may be terminated by either party at any time, without penalty, on not more than sixty days' nor less than thirty days' written notice to the other party.

         Section 8. Notices. Any notice required to be given pursuant to this Agreement shall be deemed duly given if delivered or mailed by registered mail, postage prepaid, (i) to the Distributor at Maxus Securities Corp, The Tower at Erieview, 36th Floor, 1301 East Ninth Street, Cleveland, Ohio 44114 or (2) to the Trust at Maxus Laureate Fund, The Tower at Erieview, 36th Floor, 1301 East Ninth Street, Cleveland, Ohio 44114.

         Section 9. Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Ohio.

         Section 10. Non-Liability of Shareholders, Trustees, Officers, Employees, Representatives and Agents. It is expressly agreed that the obligation of the Trust hereunder shall not be binding upon nor resort be had to the private property of any of the trustees, Shareholders, nominees, officers, agents or employees of the Trust, personally, but bind only the Trust property, as provided in the Declaration of Trust. The execution and delivery of this Agreement have been authorized by the trustees of the Trust and signed by the officers of the Trust, acting as such, and neither such authorization by such trustees nor such execution and delivery by such officers shall be deemed to have been made by any of them individually, or to impose any liability on any of them personally, but shall bind only the Trust property as provided in the Declaration of Trust.

         Section 11. Use of Name. The Trust recognizes that directors, officers and employees of the Distributor may from time to time serve as directors, officers and employees of other corporations (including other investment companies) and that such other corporations may include the name "Maxus" as part of their name, and that the Distributor or its affiliates may enter into distribution or other agreements with such other corporations. If the Distributor ceases to act as the Trust's distributor of shares or if Maxus Asset Management Inc, an affiliate of the Distributor, ceases to act as the Trust's investment adviser, the Trust agrees that, at the Distributor's request, the Trust's


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license to use the word "Maxus" will terminate and the Trust will take all necessary action to change the name of all Funds of the Trust to a name not including the word "Maxus".

         Section 12. Complete Agreement. This Agreement contains the complete agreement with respect to the subject matter hereof and supersedes any prior understandings, agreements or representations by or between the parties related to the subject matter hereof.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year first above written.

                                              MAXUS LAUREATE FUND

                                               By:    /s/ Richard A. Barone
                                                     Richard A. Barone, Chairman

                                               MAXUS SECURITIES CORP

                                               By:    /s/ Richard A. Barone


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